Exhibit 99.2
The following information replaces Part 1, "Financial Information," Item 1, "Condensed Consolidated Financial Statements (Unaudited)," previously filed by Quad/Graphics, Inc. in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which was filed with the Securities and Exchange Commission on November 7, 2014. All other portions of such Quarterly Report on Form 10-Q are unchanged.

PART I — FINANCIAL INFORMATION

ITEM 1.	Condensed Consolidated Financial Statements (Unaudited)
QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales
Products	$1,068.3	$1,055.3	$2,968.2	$3,005.9
Services	168.1	150.7	470.0	440.4
Total net sales	1,236.4	1,206.0	3,438.2	3,446.3
Cost of sales
Products	864.2	843.8	2,430.1	2,432.1
Services	113.2	106.4	332.8	321.7
Total cost of sales	977.4	950.2	2,762.9	2,753.8
Operating expenses
Selling, general and administrative expenses	107.0	101.6	310.9	312.6
Depreciation and amortization	84.3	82.0	253.4	258.7
Restructuring, impairment and transaction-related charges	14.1	27.8	45.9	82.9
Total operating expenses	1,182.8	1,161.6	3,373.1	3,408.0
Operating income	$53.6	$44.4	$65.1	$38.3
Interest expense	25.1	20.9	69.5	64.1
Loss on debt extinguishment	—	—	6.0	—
Earnings (loss) before income taxes and equity in loss of unconsolidated entities	28.5	23.5	(10.4)	(25.8)
Income tax expense (benefit)	3.1	10.4	(7.7)	1.3
Earnings (loss) before equity in loss of unconsolidated entities	25.4	13.1	(2.7)	(27.1)
Equity in loss of unconsolidated entities	(1.0)	(0.5)	(4.8)	(2.0)
Net earnings (loss)	$24.4	$12.6	$(7.5)	$(29.1)
Net loss attributable to noncontrolling interests	—	0.4	0.3	0.9
Net earnings (loss) attributable to Quad/Graphics common shareholders	$24.4	$13.0	$(7.2)	$(28.2)

Earnings (loss) per share attributable to Quad/Graphics common shareholders:
Basic	$0.51	$0.27	$(0.16)	$(0.62)
Diluted	$0.50	$0.26	$(0.16)	$(0.62)

Dividends declared per share	$0.30	$0.30	$0.90	$0.90

Weighted average number of common shares outstanding:
Basic	47.5	47.0	47.4	46.9
Diluted	48.6	48.1	47.4	46.9
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net earnings (loss)	$24.4	$12.6	$(7.5)	$(29.1)
Other comprehensive income (loss)
Translation adjustments	(23.0)	2.0	(22.8)	(17.4)
Pension and other postretirement benefit plan adjustments	(1.5)	(1.3)	(4.5)	(4.1)
Other comprehensive income (loss), before tax	(24.5)	0.7	(27.3)	(21.5)

Income tax benefit related to pension and other postretirement benefit plan adjustments	0.6	0.5	1.7	1.6

Other comprehensive income (loss), net of tax	(23.9)	1.2	(25.6)	(19.9)

Total comprehensive income (loss)	0.5	13.8	(33.1)	(49.0)

Less: comprehensive loss attributable to noncontrolling interests	—	0.3	0.3	0.8

Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$0.5	$14.1	$(32.8)	$(48.2)
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(UNAUDITED)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$18.8	$13.1
Receivables, less allowances for doubtful accounts of $65.1 million at September 30, 2014 and $58.9 million at December 31, 2013	767.5	698.9
Inventories	348.1	272.5
Prepaid expenses and other current assets	55.6	37.2
Deferred income taxes	50.1	48.1
Short-term restricted cash	9.5	4.5
Total current assets	1,249.6	1,074.3

Property, plant and equipment—net	1,921.4	1,925.5
Goodwill	772.1	773.1
Other intangible assets—net	177.6	221.8
Long-term restricted cash	31.9	51.5
Equity method investments in unconsolidated entities	41.4	57.1
Other long-term assets	74.6	62.4
Total assets	$4,268.6	$4,165.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$387.6	$401.0
Amounts owing in satisfaction of bankruptcy claims	1.4	2.5
Accrued liabilities	366.7	350.7
Short-term debt and current portion of long-term debt	102.2	127.6
Current portion of capital lease obligations	5.2	7.0
Total current liabilities	863.1	888.8

Long-term debt	1,505.8	1,265.7
Unsecured notes to be issued	9.1	18.0
Capital lease obligations	9.1	6.5
Deferred income taxes	407.9	395.2
Other long-term liabilities	252.5	303.9
Total liabilities	3,047.5	2,878.1

Commitments and contingencies (Note 8)

Quad/Graphics common stock and other equity (Note 17)
Preferred stock	—	—
Common stock, Class A	1.0	1.0
Common stock, Class B	0.4	0.4
Common stock, Class C	—	—
Additional paid-in capital	966.9	983.1
Treasury stock, at cost	(221.1)	(248.8)
Retained earnings	505.1	558.8
Accumulated other comprehensive loss	(31.2)	(5.6)
Quad/Graphics common stock and other equity	1,221.1	1,288.9
Noncontrolling interests	—	(1.3)
Total common stock and other equity and noncontrolling interests	1,221.1	1,287.6
Total liabilities and shareholders' equity	$4,268.6	$4,165.7
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(7.5)	$(29.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	253.4	258.7
Impairment charges	6.2	18.5
Amortization of debt issuance costs and original issue discount	3.2	3.1
Loss on debt extinguishment	6.0	—
Stock-based compensation charges	13.2	13.5
Loss on sales or disposal of property, plant and equipment	—	0.1
Deferred income taxes	10.5	(1.2)
Equity in loss of unconsolidated entities	4.8	2.0
Dividends from unconsolidated entities	—	5.0
Changes in operating assets and liabilities—net of acquisitions	(215.0)	(51.2)
Net cash provided by operating activities	74.8	219.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(113.1)	(117.6)
Cost investment in unconsolidated entities	(4.1)	(2.5)
Proceeds from the sale of property, plant and equipment	0.8	6.4
Transfers from restricted cash	14.6	4.5
Acquisition of Brown Printing—net of cash acquired (Note 2)	(96.4)	—
Acquisition of Vertis—net of cash acquired (Note 2)	—	(235.4)
Acquisition of other businesses—net of cash acquired	(16.1)	(1.5)
Net cash used in investing activities	(214.3)	(346.1)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,047.0	—
Payments of long-term debt	(732.3)	(73.4)
Payments of capital lease obligations	(5.8)	(7.9)
Borrowings on revolving credit facilities	1,010.2	1,225.9
Payments on revolving credit facilities	(1,108.9)	(971.8)
Payments of debt issuance costs	(14.3)	—
Bankruptcy claim payments on unsecured notes to be issued	(7.9)	(4.5)
Sale of stock for options exercised	1.8	6.5
Shares withheld from employees for the tax obligation on equity grants	(1.0)	—
Tax (expense) benefit on equity award activity	(0.9)	0.5
Payments of dividends	(43.6)	(42.0)
Net cash provided by financing activities	144.3	133.3
Effect of exchange rates on cash and cash equivalents	0.9	(3.2)
Net increase in cash and cash equivalents	5.7	3.4
Cash and cash equivalents at beginning of period	13.1	16.9
Cash and cash equivalents at end of period	$18.8	$20.3

SUPPLEMENTAL CASH FLOW INFORMATION
Acquisitions of Brown Printing and Vertis (Note 2):
Fair value of assets acquired—net of cash	$148.4	$327.3
Liabilities assumed	(52.0)	(66.0)
Deposit paid in 2012 related to Vertis acquisition	—	(25.9)
Acquisitions of Brown Printing and Vertis—net of cash acquired	$96.4	$235.4
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for Quad/Graphics, Inc. and its subsidiaries (the "Company" or "Quad/Graphics") have been prepared by the Company pursuant to the rules and regulations for interim financial information of the United States Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been omitted pursuant to such SEC rules and regulations. The results of operations and accounts of businesses acquired are included in the condensed consolidated financial statements from the dates of acquisition (see Note 2, "Acquisitions and Strategic Investments"). These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated annual financial statements as of and for the year ended December 31, 2013, and notes thereto included in the Company's latest Annual Report on Form 10-K filed with the SEC on February 27, 2014.

The Company is subject to seasonality in its quarterly results as net sales and operating income, when excluding restructuring, impairment and transaction-related charges, are higher in the third and fourth quarters of the calendar year as compared to the first and second quarters. Seasonality is driven by increased magazine advertising page counts, retail inserts, catalogs and books primarily due to back-to-school and holiday related advertising and promotions. The Company expects this seasonality impact to continue in future years.

The financial information contained herein reflects all normal recurring adjustments, in the opinion of management, necessary for a fair presentation of the Company's results of operations for the three and nine months ended September 30, 2014 and 2013. All intercompany transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements include estimates and assumptions of management that affect the amounts reported in the condensed consolidated financial statements. Actual results could differ from these estimates.

Note 2. Acquisitions and Strategic Investments

2014 Brown Printing Company Acquisition

The Company completed the acquisition of Brown Printing Company ("Brown Printing") on May 30, 2014, for $100.0 million. Brown Printing provides magazine and catalog printing, distribution services and integrated media solutions to magazine publishers and catalog marketers in the United States. The purchase of Brown Printing was accounted for using the acquisition method of accounting under GAAP. The Company recorded the preliminary allocation of the purchase price to the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of the acquisition date. The Company used cash on hand and borrowings under its revolving credit facility to finance the acquisition.

Brown Printing's operations are included in the United States Print and Related Services segment. Disclosure of the financial results of Brown Printing since the acquisition date is not practicable as it is not being operated as a standalone business, and has been combined with the Company's existing operations.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The Company recorded a preliminary allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, including certain contingent liabilities, based on their fair values as of the May 30, 2014 acquisition date. The preliminary purchase price allocation is as follows:

Preliminary Purchase Price Allocation
Cash and cash equivalents	$3.6
Accounts receivable	46.3
Other current assets	19.1
Property, plant and equipment	70.8
Identifiable intangible assets	4.7
Other long-term assets	7.5
Accounts payable and accrued liabilities	(35.2)
Other long-term liabilities	(16.8)
Preliminary purchase price	$100.0

The preliminary allocation of the purchase price and unaudited pro forma condensed combined financial information is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The final purchase price, as well as the purchase price allocation, is subject to the final determination of acquired working capital and completion of the final valuation of the net assets acquired. The valuation of the net assets acquired of $100.0 million was classified as Level 3 in the valuation hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Identifiable customer relationship intangible assets are amortized over their estimated useful lives of six years.

2014 Anselmo L. Morvillo S.A. Investment

The Company increased its ownership in Anselmo L. Morvillo S.A. ("Morvillo") in Argentina from 85% to 97% for $6.5 million during March 2014. The Company historically consolidated the results of Morvillo into the Company's condensed consolidated financial statements and presented the 15% portion of Morvillo's results not owned by the Company as noncontrolling interest. The noncontrolling interest in Morvillo has been reduced to an insignificant amount as of March 31, 2014, and no noncontrolling interest is reflected from April 1, 2014 forward.

2014 UniGraphic, Inc. Acquisition

The Company completed the acquisition of UniGraphic, Inc. ("UniGraphic"), a commercial and specialty printing company based in the Boston metro area, on February 5, 2014. UniGraphic offers commercial and specialty printing, in-store marketing, digital and fulfillment solutions for a wide variety of industries including arts and entertainment, education, financial, food, healthcare, mass media, pharmaceutical and retail. The net purchase price of $12.4 million for UniGraphic includes $8.9 million of net cash paid on February 5, 2014, and an estimated $3.5 million of future cash payments related to the acquisition. Identifiable customer relationship intangible assets of $8.3 million have been recorded through the preliminary purchase price allocation, and will be amortized over six years. The preliminary purchase price allocation is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The final purchase price, as well as the purchase price allocation, is subject to the final determination of acquired working capital and completion of the final valuation of the net assets acquired. UniGraphic's operations are included in the United States Print and Related Services segment.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

2013 Proteus Packaging and Transpak Corporation Acquisitions

The Company completed the acquisition of Wisconsin-based Proteus Packaging (“Proteus”) as well as its sister company Transpak Corporation (“Transpak”), on December 18, 2013, for $49.1 million. Payments of $43.1 million were made on December 18, 2013, upon the completion of the acquisition, and the remaining $6.0 million represented the Company's estimate for a deferred payment to be made in 2014. Payment of $5.0 million of the deferred payment was made as of September 30, 2014. The remaining $1.0 million deferred payment will be paid upon the finalization of the valuation of the net assets and is recorded in accrued liabilities on the condensed consolidated balance sheets.

Proteus is a designer and manufacturer of high-end paperboard packaging, offering packaging solutions for a wide variety of industries, including automotive, biotechnology, food, personal care, pharmaceuticals, software and electronics. Transpak is a full-service industrial packaging company, offering crating, packaging, warehousing, distribution and logistics services to destinations worldwide.

This acquisition was accounted for using the acquisition method of accounting under GAAP. The Company recorded the preliminary allocation of the purchase price to the acquired tangible and identifiable intangible assets and liabilities assumed based on their fair values as of the acquisition date. Goodwill resulting from this acquisition, which is deductible for tax purposes, has been recorded within the United States Print and Related Services segment based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The preliminary purchase price allocation is as follows:

Preliminary Purchase Price Allocation
Accounts receivable	$4.4
Other current assets	5.9
Property, plant and equipment	13.3
Identifiable intangible assets	24.0
Accounts payable and accrued liabilities	(3.7)
Other long-term liabilities	(2.8)
Goodwill	8.0
Preliminary purchase price	$49.1

The preliminary purchase price allocation is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The final purchase price, as well as the purchase price allocation, is subject to the final determination of acquired working capital and completion of the final valuation of the net assets acquired. The valuation of the net assets acquired of $49.1 million was classified as Level 3 in the valuation hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Identifiable customer relationship intangible assets are amortized over their estimated useful lives of six years. Proteus' and Transpak's operations are included in the United States Print and Related Services segment.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

2013 Novia CareClinics, LLC Acquisition

The Company completed the acquisition of Novia CareClinics, LLC ("Novia"), an Indianapolis, Indiana healthcare solutions company, on November 7, 2013 for $13.3 million. Novia develops and manages onsite and shared primary care clinics for small to medium sized companies and the public sector, such as school districts and city and county governments. Identifiable customer relationship intangibles of $13.5 million have been recorded through the final purchase price allocation. Identifiable customer relationship intangible assets are amortized over their estimated useful lives of six years. The final purchase price allocation is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The valuation of the net assets acquired of $13.3 million was classified as Level 3 in the valuation hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Novia's operations are included in the United States Print and Related Services segment.

2013 Vertis Holdings, Inc. Acquisition

The Company completed the acquisition of substantially all of the assets of Vertis Holdings, Inc. ("Vertis") on January 16, 2013 for $265.4 million. Vertis was a leading provider of retail inserts, direct marketing and in-store marketing solutions. The acquisition of Vertis enhanced the Company's position as a leader in the production of retail inserts, direct marketing and in-store marketing solutions that the Company can provide to its clients and enhanced its integrated offerings. The purchase of Vertis was accounted for using the acquisition method of accounting under GAAP. The Company did not acquire certain assets and assume certain liabilities of Vertis and its subsidiaries in this asset acquisition, including, among other liabilities, their underfunded pension and postretirement obligations. The Company used cash on hand and borrowings under its revolving credit facility to finance the acquisition.

Vertis operations are included in the United States Print and Related Services segment. Disclosure of the financial results of Vertis since the acquisition date is not practicable as it is not being operated as a standalone business, and has been combined with the Company's existing operations.

The Company recorded the allocation of the purchase price to tangible and identifiable assets acquired and liabilities assumed, including certain contingent liabilities, based on their fair values as of the January 16, 2013 acquisition date. The final purchase price allocation is as follows:

Purchase Price Allocation
Cash and cash equivalents	$4.1
Accounts receivable	133.4
Other current assets	40.5
Property, plant and equipment	127.8
Identifiable intangible assets	25.6
Current liabilities	(54.0)
Other long-term liabilities	(12.0)
Purchase price	$265.4

The allocation of the purchase price and unaudited pro forma condensed combined financial information is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The valuation of the net assets acquired of $265.4 million was classified as Level 3 in the valuation hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Identifiable customer relationship intangible assets are amortized over their estimated useful lives of six years.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the Company's results as if the Company had acquired Brown Printing on January 1, 2013 and Vertis on January 1, 2012. The unaudited pro forma information has been prepared with the following considerations:

(1)	The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP. The Company is the acquirer for accounting purposes.

(2)
The unaudited pro forma condensed combined financial information does not reflect any operating cost synergy savings that the combined companies may achieve as a result of the acquisition, the costs necessary to achieve these operating synergy savings or additional charges necessary as a result of the integration.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(actual)	(pro forma)	(pro forma)	(pro forma)
Pro forma net sales	$1,236.4	$1,309.2	$3,583.4	$3,779.4
Pro forma net earnings (loss) attributable to common shareholders	24.4	15.3	(8.0)	(25.2)
Pro forma diluted net earnings (loss) per share attributable to common shareholders	0.50	0.31	(0.18)	(0.56)

Note 3. Restructuring, Impairment and Transaction-Related Charges

The Company recorded restructuring, impairment and transaction-related charges for the three and nine months ended September 30, 2014 and 2013, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Employee termination charges	$2.4	$4.9	$21.1	$12.6
Impairment charges	3.1	8.8	6.2	18.5
Transaction-related charges	0.4	0.3	1.7	3.5
Integration costs	4.1	6.2	8.7	21.3
Other restructuring charges	4.1	7.6	8.2	27.0
Total	$14.1	$27.8	$45.9	$82.9

The costs related to these activities have been recorded on the condensed consolidated statements of operations as restructuring, impairment and transaction-related charges. See Note 19, "Segment Information," for restructuring, impairment and transaction-related charges by segment.

Restructuring Charges

The Company began a restructuring program in 2010 related to eliminate excess manufacturing capacity and properly align its cost structure. The Company has announced a total of 23 plant closures and has reduced headcount by approximately 8,200 employees since 2010.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The Company announced the closures of the Marengo, Iowa; Pomona, California; St. Cloud, Minnesota and Woodstock, Illinois plants during the nine months ended September 30, 2014. The Company recorded the following charges as a result of these and other restructuring programs for the three and nine months ended September 30, 2014 and 2013:

•
Employee termination charges of $2.4 million and $21.1 million during the three and nine months ended September 30, 2014, respectively, and $4.9 million and $12.6 million during the three and nine months ended September 30, 2013, respectively. The Company reduced its workforce through facility consolidations and involuntary separation programs.

•
Integration costs of $4.1 million and $8.7 million during the three and nine months ended September 30, 2014, respectively, and $6.2 million and $21.3 million during the three and nine months ended and September 30, 2013, respectively. Integration costs were primarily related to preparing existing facilities to meet new production requirements resulting from work transferring from closed plants, as well as other costs related to the integration of the acquired companies.

•
Other restructuring charges of $4.1 million and $8.2 million during the three and nine months ended September 30, 2014, respectively, which consisted of: (1) $2.7 million and $5.2 million, respectively, of vacant facility carrying costs, (2) $1.1 million and $1.5 million, respectively, of equipment and infrastructure removal costs from closed plants and (3) $0.3 million and $1.5 million, respectively, of lease exit charges. Other restructuring charges of $7.6 million and $27.0 million during the three and nine months ended September 30, 2013, respectively, which consisted of: (1) $2.2 million and $12.1 million, respectively, of vacant facility carrying costs, (2) $0.9 million and $5.7 million, respectively, of equipment and infrastructure removal costs from closed plants and (3) $4.5 million and $9.2 million, respectively, of lease exit charges.

The restructuring charges recorded are based on plans that have been committed to by management and are, in part, based upon management's best estimates of future events. Changes to the estimates may require future restructuring charges and adjustments to the restructuring liabilities. The Company expects to incur additional restructuring charges related to these and other initiatives.

Impairment Charges

The Company recognized impairment charges of $3.1 million and $6.2 million during the three and nine months ended September 30, 2014, respectively, consisting of: (1) $2.4 million and $5.0 million, respectively, of impairment charges for machinery and equipment no longer being utilized in production as a result of facility consolidations including Pomona, California, as well as other capacity reduction restructuring initiatives and (2) $0.7 million and $1.2 million, respectively, of land and building impairment charges as a result of facility consolidations in Bristol, Pennsylvania and Poland.

The Company recognized impairment charges of $8.8 million and $18.5 million during the three and nine months ended September 30, 2013, respectively, consisting of: (1) $6.4 million and $11.0 million, respectively, of impairment charges for machinery and equipment no longer being utilized in production as a result of facility consolidations including Dubuque, Iowa, Jonesboro, Arkansas, Pittsburgh, California and Vancouver, British Colombia, as well as other capacity reduction restructuring initiatives and (2) $2.4 million and $7.5 million, respectively, of land and building impairment charges as a result of facility consolidations in Corinth, Mississippi and Mexico.

The fair values of the impaired assets were determined by the Company to be Level 3 under the fair value hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs) and were estimated based on broker quotes and internal expertise related to current marketplace conditions. These assets were adjusted to their estimated fair values at the time of impairment.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Transaction-Related Charges

The Company incurs transaction-related charges primarily consisting of professional service fees related to business acquisition and divestiture activities. The Company recognized transaction-related charges of $0.4 million and $1.7 million during the three and nine months ended September 30, 2014, respectively, which primarily included professional service fees for the acquisitions of Brown Printing and Unigraphic. The Company recognized transaction-related charges of $0.3 million and $3.5 million during the three and nine months ended September 30, 2013, respectively, which primarily included professional service fees for the acquisitions of Vertis and Novia. The transaction-related charges were expensed as incurred in accordance with the applicable accounting guidance on business combinations.

Reserves for Restructuring, Impairment and Transaction-Related Charges

Activity impacting the Company's reserves for restructuring, impairment and transaction-related charges for the nine months ended September 30, 2014, was as follows:

	Employee Termination Charges	Impairment Charges	Transaction-Related Charges	Integration Costs	Other Restructuring Charges	Total
Balance at December 31, 2013	$4.8	$—	$0.2	$3.7	$19.3	$28.0
Expense	21.1	6.2	1.7	8.7	8.2	45.9
Cash payments	(16.7)	—	(1.5)	(9.0)	(13.8)	(41.0)
Non-cash adjustments	(0.3)	(6.2)	—	(1.5)	0.8	(7.2)
Balance at September 30, 2014	$8.9	$—	$0.4	$1.9	$14.5	$25.7

The Company's restructuring, impairment and transaction-related reserves at September 30, 2014 included a short-term and a long-term component. The short-term portion included $16.4 million in accrued liabilities and $1.5 million in accounts payable in the condensed consolidated balance sheets as the Company expects these reserves to be paid within the next twelve months. The long-term portion of $7.8 million is included in other long-term liabilities (see Note 13, "Other Long-Term Liabilities") in the condensed consolidated balance sheets, of which $6.6 million is classified in restructuring reserve and $1.2 million is classified in multiemployer pension plans ("MEPPs") withdrawal liability (see Note 14, "Employee Retirement Plans," for further details on the Company's MEPPs).

Note 4. Goodwill and Other Intangible Assets

Goodwill is tested annually for impairment as of October 31, or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value. No indications of impairment were identified during the nine months ended September 30, 2014. Goodwill at September 30, 2014 and December 31, 2013, did not include any accumulated impairment losses. No goodwill impairment was recorded during the three and nine months ended September 30, 2014 or 2013.

Activity impacting the Company's goodwill for the nine months ended September 30, 2014, was as follows:

	United States Print and Related Services	International	Total
Balance at December 31, 2013	$746.2	$26.9	$773.1
Translation adjustment	—	(1.0)	(1.0)
Balance at September 30, 2014	$746.2	$25.9	$772.1

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The components of other intangible assets at September 30, 2014 and December 31, 2013, were as follows:

	September 30, 2014				December 31, 2013
	Weighted Average Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Trademarks, patents, licenses and agreements	5	$6.3	$(5.2)	$1.1	5	$6.5	$(5.2)	$1.3
Customer relationships	6	457.2	(282.3)	174.9	6	444.9	(226.4)	218.5
Capitalized software	5	4.8	(4.1)	0.7	5	4.3	(3.6)	0.7
Acquired technology	5	6.9	(6.0)	0.9	5	7.3	(6.0)	1.3

Total finite-lived intangible assets		$475.2	$(297.6)	$177.6		$463.0	$(241.2)	$221.8

Amortization expense for other intangible assets was $19.9 million and $58.0 million for the three and nine months ended September 30, 2014, respectively, and $17.5 million and $52.6 million for the three and nine months ended September 30, 2013, respectively. The following table outlines the estimated future amortization expense related to intangible assets as of September 30, 2014:

Amortization Expense
Remainder of 2014	$19.2
2015	77.4
2016	45.7
2017	13.3
2018	12.8
2019 and thereafter	9.2
Total	$177.6

Note 5. Inventories

The components of the Company's inventories at September 30, 2014 and December 31, 2013, were as follows:

	September 30, 2014	December 31, 2013
Raw materials and manufacturing supplies	$197.3	$174.9
Work in process	93.1	46.6
Finished goods	57.7	51.0
Total	$348.1	$272.5

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 6. Property, Plant and Equipment

The components of the Company's property, plant and equipment at September 30, 2014 and December 31, 2013, were as follows:

	September 30, 2014	December 31, 2013
Land	$148.2	$145.8
Buildings	963.1	937.8
Machinery and equipment	3,625.4	3,509.9
Other(1)	222.1	213.1
Construction in progress	56.3	32.6
	5,015.1	4,839.2
Less: accumulated depreciation	(3,093.7)	(2,913.7)
Total	$1,921.4	$1,925.5
______________________________

(1)	Other consists of computer equipment, vehicles, furniture and fixtures, leasehold improvements and communication related equipment.

Property, plant, and equipment increased $70.8 million during the nine months ended September 30, 2014, related to the Brown Printing acquisition (see Note 2, "Acquisitions and Strategic Investments").

The Company recorded impairment charges of $3.1 million and $6.2 million for the three and nine months ended September 30, 2014, respectively, and $8.8 million and $18.5 million for the three and nine months ended September 30, 2013, respectively, to reduce the carrying amounts of certain land, buildings and machinery and equipment no longer being utilized in production to fair value (see Note 3, "Restructuring, Impairment and Transaction-Related Charges" for further discussion on impairment charges).

The Company recognized depreciation expense of $64.4 million and $195.4 million for the three and nine months ended September 30, 2014, respectively, and $64.5 million and $206.1 million for the three and nine months ended September 30, 2013, respectively.

Assets Held for Sale

Certain closed facilities are considered held for sale. The net book value of the assets held for sale was $5.0 million and $5.6 million as of September 30, 2014 and December 31, 2013, respectively. These assets were valued at their fair value, less the estimated costs to sell. The fair values were determined by the Company to be Level 3 under the fair value hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs) and were estimated based on broker quotes and internal expertise related to current marketplace conditions. Assets held for sale are included in prepaid expenses and other current assets in the condensed consolidated balance sheets.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 7. Equity Method Investments in Unconsolidated Entities

The Company has a 49% ownership interest in Plural Industria Gráfica Ltda., formerly Plural Editora e Gráfica Ltda. ("Plural"), a commercial printer based in São Paulo, Brazil, and a 50% ownership interest in Quad/Graphics Chile S.A. ("Chile"), a commercial printer based in Santiago, Chile. The Company's ownership interest in Plural and Chile is accounted for using the equity method of accounting for all periods presented. The Company's equity loss of Plural's and Chile's operations are recorded in equity in loss of unconsolidated entities in the Company's condensed consolidated statements of operations, and is included within the International segment.

The combined condensed statements of operations for Plural and Chile for the three and nine months ended September 30, 2014 and 2013, are presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$46.1	$48.7	$142.4	$157.7
Operating loss	(1.4)	(0.7)	(7.0)	(1.4)
Net loss	(1.8)	(1.0)	(9.4)	(3.5)

Note 8. Commitments and Contingencies

Litigation

The Company is named as a defendant in various lawsuits in which claims are asserted against the Company in the normal course of business. The liabilities, if any, which may ultimately result from such lawsuits are not expected by management to have a material impact on the condensed consolidated financial statements of the Company.

Environmental Reserves

The Company is subject to various laws, regulations and government policies relating to health and safety, to the generation, storage, transportation, and disposal of hazardous substances, and to environmental protection in general. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such reserves are adjusted as new information develops or circumstances change. The environmental reserves are not discounted. The Company believes it is in compliance with such laws, regulations and government policies in all material respects. Furthermore, the Company does not anticipate that maintaining compliance with such environmental statutes will have a material impact upon the Company's competitive or condensed consolidated financial position.

Note 9. World Color Press Insolvency Proceedings

The Company continues to manage the bankruptcy claim settlement process for the Quebecor World Inc. ("QWI") bankruptcy proceedings in the United States and Canada (QWI changed its name to "World Color Press Inc." upon emerging from bankruptcy on July 21, 2009). To the extent claims are allowed, the holders of such claims are entitled to receive recovery, with the nature of such recovery dependent upon the type and classification of such claims. In this regard, with respect to certain types of claims, the holders thereof are entitled to receive cash and/or unsecured notes, while the holders of certain other types of claims are entitled to receive a combination of Quad/Graphics common stock and cash, in accordance with the terms of the World Color Press Inc. ("World Color Press") 2010 acquisition agreement.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

With respect to claims asserted by the holders thereof as being entitled to a priority cash recovery, the Company has estimated that approximately $1.4 million and $2.5 million of such recorded claims have yet to be paid as of September 30, 2014, and December 31, 2013, respectively, and this obligation is classified as amounts owing in satisfaction of bankruptcy claims in the condensed consolidated balance sheets.

With respect to unsecured claims held by creditors of the operating subsidiary debtors of Quebecor World (USA) Inc. (the "Class 3 Claims"), each allowed Class 3 Claim will be entitled to receive an unsecured note in an amount equaling 50% of such creditor's allowed Class 3 Claim, provided, however, that the aggregate principal amount of all such unsecured notes cannot exceed $75.0 million. Each allowed Class 3 Claim will also receive accrued interest and a 5% prepayment redemption premium thereon (the total aggregate maximum principal, interest and prepayment redemption premium for all Class 3 Claims is $89.2 million). In connection with the World Color Press acquisition, the Company was required to deposit the maximum potential payout to the Class 3 Claim creditors of $89.2 million with a trustee, and that amount will remain with the trustee until either (1) it is paid to a creditor for an allowed Class 3 Claim or (2) excess amounts not required for Class 3 Claim payments will revert to the Company.

In the nine months ended September 30, 2014, $7.9 million of the restricted cash was paid to Class 3 Claim creditors. The Company received $8.9 million in the nine months ended September 30, 2014, as the restriction was released for amounts no longer required to be held in deposit for Class 3 Claims. At September 30, 2014, $39.2 million of the maximum potential payout to the Class 3 Claim creditors remains and is classified as restricted cash in the condensed consolidated balance sheets. Based on the Company's analysis of the outstanding claims, the Company has a liability of $9.1 million at September 30, 2014, classified as unsecured notes to be issued in the condensed consolidated balance sheets. Activity impacting the Company's restricted cash and unsecured notes to be issued for the nine months ended September 30, 2014, was as follows:

	Restricted Cash	Unsecured Notes to be Issued
Balance at December 31, 2013	$56.0	$18.0
Class 3 Claim payments during 2014	(7.9)	(7.9)
Restricted cash returned to Quad/Graphics	(8.9)	—
Non-cash adjustment	—	(1.0)
Balance at September 30, 2014	$39.2	$9.1

The components of the Company's restricted cash at September 30, 2014 and December 31, 2013, were as follows:

	September 30, 2014	December 31, 2013
Defeasance of unsecured notes to be issued	$39.2	$56.0
Other	2.2	—
Total restricted cash	$41.4	$56.0
Less: Short-term restricted cash	9.5	4.5
Long-term restricted cash	$31.9	$51.5

While the liabilities recorded for any bankruptcy matters are based on management's current assessment of the amount likely to be paid, it is not possible to identify the final amount of priority cash claims or the amount of Class 3 Claims that will ultimately be allowed by the U.S. Bankruptcy Court. Therefore, payments for amounts owing in satisfaction of bankruptcy claims could be materially higher than the amounts accrued on the condensed consolidated balance sheets, which would require additional cash payments to be made and expense to be recorded for the amount exceeding the Company's estimate. Amounts

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

payable related to the unsecured notes could exceed current estimates, which would require additional expense to be recorded. In light of the substantial number and amount of claims filed, the claims resolution process will take considerable time to complete.

Note 10. Debt

Long-term debt consisted of the following as of September 30, 2014, and December 31, 2013:

	September 30, 2014	December 31, 2013
Master note and security agreement	$436.5	$490.2
Term loan A—$450.0 million due April 2019	444.4	—
Term loan A—$450.0 million due July 2017	—	416.3
Term loan B—$300.0 million due April 2021	296.4	—
Term loan B—$200.0 million due July 2018	—	194.8
Revolving credit facility—$850.0 million due April 2019	106.2	—
Revolving credit facility—$850.0 million due July 2017	—	209.8
Senior unsecured notes—$300.0 million due May 2022	300.0	—
International term loan—$71.9 million	—	58.2
International revolving credit facility—$15.2 million	2.1	2.3
Equipment term loans	14.1	16.4
Other	8.3	5.3
Total debt	$1,608.0	$1,393.3
Less: short-term debt and current portion of long-term debt	(102.2)	(127.6)
Long-term debt	$1,505.8	$1,265.7

Fair Value of Debt

Based upon the interest rates available to the Company for borrowings with similar terms and maturities, the fair value of the Company's total debt was approximately $1.6 billion and $1.4 billion at September 30, 2014 and December 31, 2013, respectively. The fair value determination of the Company's total debt was categorized as Level 2 in the fair value hierarchy (see Note 12, "Financial Instruments and Fair Value Measurements," for the definition of Level 2 inputs).

$1.9 Billion Debt Financing Arrangements

The Company completed its $1.9 billion debt financing arrangements on April 28, 2014, which included refinancing, extending and expanding its existing revolving credit facility, Term Loan A and Term Loan B with a $1.6 billion senior secured credit facility (the “Senior Secured Credit Facility”) and an offering of $300 million aggregate principal amount of its unsecured 7.0% senior notes due May 1, 2022 (the “Senior Unsecured Notes”). The Senior Secured Credit Facility and the Senior Unsecured Notes were entered into to extend and stagger the Company’s debt maturity profile, further diversify its capital structure and provide more borrowing capacity to better position the Company to execute on its strategic goals. The proceeds from the Senior Secured Credit Facility and Senior Unsecured Notes were used to: (1) repay the Company’s previous revolving credit facility, Term Loan A, Term Loan B and the international term loan, (2) fund the acquisition of Brown Printing and (3) for general corporate purposes.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Senior Secured Credit Facility

The Senior Secured Credit Facility consists of three different loan facilities. The first facility is a revolving credit facility in the amount of $850.0 million with a term of five years maturing on April 27, 2019. The second facility is a Term Loan A in the aggregate amount of $450.0 million with a term of five years maturing on April 27, 2019, subject to certain required amortization. The third facility is a Term Loan B in the amount of $300.0 million with a term of seven years maturing on April 27, 2021, subject to certain required amortization.

Borrowings under the revolving credit facility and Term Loan A loans made under the Senior Secured Credit Facility will initially bear interest at 2.00% in excess of reserve adjusted London Interbank Offered Rate ("LIBOR"), or 1.00% in excess of an alternate base rate, and Term Loan B loans will bear interest at 3.25% in excess of reserve adjusted LIBOR, with a LIBOR floor of 1.00%, or 2.25% in excess of an alternative base rate at the Company's option.

The Senior Secured Credit Facility is secured by substantially all of the unencumbered assets of the Company. The Senior Secured Credit Facility also requires the Company to provide additional collateral to the lenders in certain limited circumstances.

Senior Unsecured Notes

The Company received $294.8 million in net proceeds from the sale of the Senior Unsecured Notes, after deducting the initial purchasers’ discounts and commissions. Each of the Company's existing and future domestic subsidiaries that is a borrower or guarantees indebtedness under the Company's Senior Secured Credit Facility or that guarantees certain of the Company's other indebtedness or indebtedness of the Company's restricted subsidiaries (other than intercompany indebtedness) fully and unconditionally guarantee or, in the case of future subsidiaries, will guarantee, on a joint and several basis, the Senior Unsecured Notes (the "Guarantor Subsidiaries"). All of the current Guarantor Subsidiaries are 100% owned by the Company. Guarantor Subsidiaries will be automatically released from these guarantees upon the occurrence of certain events, including the following:

•	the designation of any of the Guarantor Subsidiaries as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Senior Unsecured Notes by any of the Guarantor Subsidiaries; or

•	the sale or disposition, including the sale of substantially all the assets, of any of the Guarantor Subsidiaries.

Debt Issuance Costs and Original Issue Discount

The Company incurred $14.3 million in debt issuance costs in conjunction with the $1.9 billion debt financing arrangement completed on April 28, 2014. In accordance with the accounting guidance for the treatment of debt issuance costs in a debt extinguishment, of the $14.3 million in new debt issuance costs, $11.0 million was capitalized and is classified as other long-term assets in the condensed consolidated balance sheets and $3.3 million was expensed and is classified as loss on debt extinguishment in the condensed consolidated statements of operations. In addition, a new original issue discount of $3.0 million related to Term Loan B of the Senior Secured Credit Facility was classified as a reduction of long-term debt in the condensed consolidated balance sheets.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The loss on debt extinguishment recorded in the condensed consolidated statements of operations for the nine months ended September 30, 2014, was comprised of the following:

Loss on Debt Extinguishment
Debt issuance costs:
Loss on debt extinguishment from July 26, 2011 $1.5 billion debt financing arrangement fees that were previously capitalized	$2.1
Debt issuance costs from April 28, 2014 $1.9 billion debt financing arrangement	3.3
Original issue discount:
Original issue discount from July 26, 2011 $1.5 billion debt financing arrangement	0.6
Total	$6.0

Activity impacting the Company's capitalized debt issuance costs for the nine months ended September 30, 2014, was as follows:

Capitalized Debt Issuance Costs
Balance at December 31, 2013	$13.9
Capitalized debt issuance costs from April 28, 2014 $1.9 billion debt financing arrangement	11.0
Loss on debt extinguishment from July 26, 2011 $1.5 billion debt financing arrangement fees that were previously capitalized	(2.1)
Amortization of debt issuance costs	(2.9)
Balance at September 30, 2014	$19.9

Activity impacting the Company's original issue discount for the nine months ended September 30, 2014, was as follows:

Original Issue Discount
Balance at December 31, 2013	$0.7
Original issue discount from April 28, 2014 $1.9 billion debt financing arrangement	3.0
Loss on debt extinguishment from July 26, 2011 $1.5 billion debt financing arrangement	(0.6)
Amortization of original issue discount	(0.3)
Balance at September 30, 2014	$2.8

Amortization expense for debt issuance costs and original issue discount was $1.1 million and $3.2 million for the three and nine months ended September 30, 2014, respectively, and $1.0 million and $3.1 million for the three and nine months ended September 30, 2013, respectively. The debt issuance costs and original issue discount are being amortized on a straight-line basis over the five, seven and eight year lives of the related debt instruments.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Covenants and Compliance

The Company's various lending arrangements included certain financial covenants (all financial terms, numbers and ratios are as defined in the Company's debt agreements). Among these covenants, the Company was required to maintain the following as of September 30, 2014 (for each covenant, the most restrictive measurement has been included below):

•
On a rolling twelve-month basis, the total leverage ratio, defined as total consolidated debt (less certain unrestricted domestic cash) to consolidated EBITDA, shall not exceed 3.75 to 1.00 (for the twelve months ended September 30, 2014, the Company's leverage ratio was 2.76 to 1.00).

•
On a rolling twelve-month basis, the senior secured leverage ratio, defined as senior secured debt (less certain unrestricted domestic cash) to consolidated EBITDA, shall not exceed 3.50 to 1.00 (for the twelve months ended September 30, 2014, the Company's senior secured leverage ratio was 2.26 to 1.00).

•
On a rolling twelve-month basis, the minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, shall not be less than 3.50 to 1.00 (for the twelve months ended September 30, 2014, the Company's interest coverage ratio was 6.45 to 1.00).

•
On a rolling twelve-month basis, the fixed charge coverage ratio, defined as consolidated EBITDA and rent expense to interest and rent expense, shall not be less than 1.50 to 1.00 (for the twelve months ended September 30, 2014, the Company's fixed charge coverage ratio was 4.01 to 1.00).

•
Consolidated net worth of at least $793.8 million plus 40% of positive consolidated net income cumulatively for each year. As of September 30, 2014, consolidated net worth must be at least $793.8 million (as of September 30, 2014, the Company's consolidated net worth under the most restrictive covenant per the various debt agreements was $1.15 billion).

In addition to those covenants, the Senior Secured Credit Facility also includes certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock, including:

•
If the Company's total leverage ratio is greater than 3.00 to 1.00 (as defined in the Senior Secured Credit Facility), the Company is prohibited from making greater than $120.0 million of annual dividend payments, capital stock repurchases and certain other payments. If the total leverage ratio is less than 3.00 to 1.00, there are no such restrictions.

•
If the Company's senior secured leverage ratio is greater than 3.00 to 1.00 or the Company's total leverage ratio is greater than 3.50 to 1.00 (these ratios as defined in the Senior Secured Credit Facility), the Company is prohibited from voluntarily prepaying any of the Senior Unsecured Notes and from voluntarily prepaying any other unsecured or subordinated indebtedness, with certain exceptions (including any mandatory prepayments on the Senior Unsecured Notes or any other unsecured or subordinated debt). If the senior secured leverage ratio is less than 3.00 to 1.00 and the total leverage ratio is less than 3.50 to 1.00, there are no such restrictions.

The indenture underlying the Senior Unsecured Notes contains various covenants, including, but not limited to, covenants that, subject to certain exceptions, limit the Company's and its restricted subsidiaries' ability to: incur and/or guarantee additional debt; pay dividends, repurchase stock or make certain other restricted payments; enter into agreements limiting dividends and certain other restricted payments; prepay, redeem or repurchase subordinated debt; grant liens on assets; enter into sale and leaseback transactions; merge, consolidate, transfer or dispose of substantially all of the Company's consolidated assets; sell, transfer or otherwise dispose of property and assets; and engage in transactions with affiliates.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 11. Income Taxes

The Company records income tax expense on an interim basis. The estimated annual effective income tax rate is adjusted quarterly and items discrete to a specific quarter are reflected in tax expense for that interim period. The effective income tax rate for the interim period can differ from the statutory tax rate, as it reflects changes in valuation allowances due to expected current year earnings or loss and other discrete items, such as changes in the liability for unrecognized tax benefits related to establishment and settlement of income tax exposures.

The Company’s liability for unrecognized tax benefits was $34.3 million at September 30, 2014, a decrease of $10.2 million since December 31, 2013, primarily due to the expiration of applicable statutes of limitations. The Company anticipates a decrease to its liability for unrecognized tax benefits of $5.4 million within the next twelve months due to resolution of audits or statute expirations.

Note 12. Financial Instruments and Fair Value Measurements

Certain assets and liabilities are required to be recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a nonrecurring basis, generally as a result of acquisitions or impairment charges. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. GAAP also classifies the inputs used to measure fair value into the following hierarchy:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:
Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability. There are no Level 3 recurring measurements of assets or liabilities as of September 30, 2014.

The Company records the fair value of its forward contracts and pension plan assets on a recurring basis. The fair value of cash and cash equivalents, receivables, inventories, restricted cash, accounts payable, accrued liabilities and amounts owing in satisfaction of bankruptcy claims approximate their carrying values as of September 30, 2014 and December 31, 2013. See Note 10, "Debt," for further discussion on the fair value of the Company's debt.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain assets and liabilities at fair value on a nonrecurring basis, generally as a result of acquisitions or the remeasurement of assets resulting in impairment charges. See Note 2, "Acquisitions and Strategic Investments," for further discussion on acquisitions and Note 3, "Restructuring, Impairment and Transaction-Related Charges," for further discussion on impairment charges recorded as a result of the remeasurement of certain long-lived assets.

The Company has operations in countries that have transactions outside their functional currencies and periodically enters into foreign exchange contracts. These contracts are used to hedge the net exposures of changes in foreign currency exchange rates and are designated as either cash flow hedges or fair value hedges. Gains or losses on net foreign currency hedges are intended to offset losses or gains on the underlying net exposures in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. There were no open foreign currency exchange contracts as of September 30, 2014.

The Company periodically enters into natural gas forward purchase contracts to hedge against increases in commodity costs. The Company's commodity contracts qualified for the exception related to normal purchases and sales during the three and nine months ended September 30, 2014 and 2013, as the Company takes delivery in the normal course of business.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 13. Other Long-Term Liabilities

Other long-term liabilities consisted of the following as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Single employer pension and postretirement obligations	$75.8	$109.2
Multiemployer pension plans—withdrawal liability	42.2	53.1
Tax-related liabilities	16.3	24.6
Employee-related liabilities	62.1	54.5
Restructuring reserve	6.6	8.5
Other	49.5	54.0
Total	$252.5	$303.9

Note 14. Employee Retirement Plans

Defined Benefit Plans and Other Postretirement Benefit Plans

The Company sponsors various funded and unfunded pension plans for a portion of its full-time employees in the United States. Benefits are generally based upon years of service and compensation. These plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all qualified plans using actuarial cost methods and assumptions acceptable under government regulations. In addition to pension benefits, the Company provides certain healthcare and life insurance benefits for some retired employees.

The components of the net pension income and net postretirement benefits income for the three and nine months ended September 30, 2014 and 2013, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Pension income
Interest cost	$(7.3)	$(7.1)	$(21.9)	$(21.1)
Expected return on plan assets	8.6	7.5	25.8	22.5
Net periodic pension benefit income	1.3	0.4	3.9	1.4
Amortization of actuarial loss	—	(0.1)	—	(0.2)
Net pension income	$1.3	$0.3	$3.9	$1.2

Postretirement benefits income
Interest cost	$—	$—	$(0.1)	$(0.1)
Amortization of prior service credit	1.5	1.4	4.4	4.3
Amortization of actuarial gain	—	—	0.1	—
Net postretirement benefits income	$1.5	$1.4	$4.4	$4.2

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The Company made the following contributions and benefit payments to its defined benefit pension and postretirement plans during the nine months ended September 30, 2014:

Nine Months Ended
September 30, 2014
Contributions on qualified pension plans	$28.5
Benefit payments on non-qualified pension plans	3.5
Benefit payments on postretirement plans	0.4
Total benefit plan payments	$32.4

Multiemployer Pension Plans

The Company has withdrawn from all significant MEPPs and replaced these union sponsored “promise to pay in the future” defined benefit plans with a Company sponsored “pay as you go” defined contribution plan. The two MEPPs, the Graphic Communications International Union – Employer Retirement Fund (“GCIU”) and the Graphic Communications Conference of the International Brotherhood of Teamsters National Pension Fund (“GCC”), are significantly underfunded, and will require the Company to pay a withdrawal liability to fund its pro rata share of the underfunding as of the plan year the full withdrawal was completed. As a result of the decision to withdraw, the Company accrued a $98.6 million estimated withdrawal liability based on information provided by each plan's trustee, as part of the purchase price allocation for World Color Press.

The Company has received notices of withdrawal and demand for payment letters for both the GCIU and GCC plans, which, in total are in excess of the $98.6 million in original reserves established by the Company for the withdrawals. The Company is in the process of determining the final withdrawal payment, and is currently in arbitration with the MEPPs' trustees and arbitrators have been selected. The withdrawal liability reserved by the Company is within the range of the Company's estimated potential outcomes. The Company made payments totaling $10.8 million for the nine months ended September 30, 2014 and 2013, respectively, as requested by the MEPPs and as required by the Employee Retirement Income Security Act, although such payments do not waive the Company's rights to object to the withdrawal liabilities submitted by the GCIU and GCC plan administrators.

The Company has reserved $62.2 million as its estimate of the total MEPPs withdrawal liability as of September 30, 2014, of which $42.2 million is recorded in other long-term liabilities, $14.5 million is recorded in accrued liabilities and $5.5 million is recorded as a World Color Press bankruptcy liability in unsecured notes to be issued in the condensed consolidated balance sheets. This estimate may increase or decrease depending on the final agreement with the MEPPs' trustees.

Note 15. Earnings (Loss) Per Share Attributable to Quad/Graphics Common Shareholders

Basic earnings (loss) per share attributable to Quad/Graphics common shareholders is computed as net earnings (loss) attributable to Quad/Graphics common shareholders less the allocation of participating securities, divided by the basic weighted average common shares outstanding of 47.5 million and 47.4 million shares for the three and nine months ended September 30, 2014, respectively, and 47.0 million and 46.9 million shares for the three and nine months ended September 30, 2013, respectively. The calculation of diluted earnings per share includes the effect of any dilutive equity incentive instruments. The Company uses the treasury stock method to calculate the effect of outstanding dilutive equity incentive instruments, which requires the Company to compute total proceeds as the sum of (1) the amount the employee must pay upon exercise of the award, (2) the amount of unearned stock-based compensation costs attributed to future services and (3) the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the award. Equity incentive instruments for which the total employee proceeds from exercise exceed the average fair value of the same equity incentive instrument over the period have an anti-dilutive effect on earnings per share during periods with net losses, and accordingly, the Company excludes them from the calculation. Due to the net loss attributable to Quad/Graphics common shareholders incurred during the nine months ended September 30, 2014 and 2013, the assumed exercise of all equity incentive instruments was anti-dilutive and, therefore, not

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

included in the diluted loss per share attributable to Quad/Graphics common shareholders calculation for those periods. Anti-dilutive equity instruments of 2.0 million and 2.9 million of class A common shares were excluded from the computation of diluted net earnings (loss) per share for the three and nine months ended September 30, 2014, respectively. Anti-dilutive equity instruments of 0.8 million and 2.8 million of class A common shares were excluded from the computation of diluted net earnings (loss) per share for the three and nine months ended September 30, 2013, respectively. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are required to be treated as participating securities and included in the computation of earnings (loss) per share pursuant to the two-class method. The Company's participating securities are composed of unvested stock options granted on November 18, 2011. The Company's participating securities had no impact on basic and diluted earnings per share attributable to Quad/Graphics common shareholders for the three months ended September 30, 2014, and increased basic and diluted loss per share attributable to Quad/Graphics common shareholders by $0.01 for the nine months ended September 30, 2014. The Company's participating securities decreased basic and diluted earnings per share attributable to Quad/Graphics common shareholders by $0.01 for the three months ended September 30, 2013, and increased basic and diluted loss per share attributable to Quad/Graphics common shareholders by $0.02 for the nine months ended September 30, 2013.

Reconciliations of the numerator and the denominator of the basic and diluted per share computations for the Company's common stock, for the three and nine months ended September 30, 2014 and 2013, are summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator:
Net earnings (loss) attributable to Quad/Graphics common shareholders	$24.4	$13.0	$(7.2)	$(28.2)
Adjustments to net earnings (loss) attributable to Quad/Graphics common shareholders
Allocation to participating securities	(0.2)	(0.3)	(0.4)	(0.9)
Net earnings (loss) attributable to Quad/Graphics common shareholders – adjusted	$24.2	$12.7	$(7.6)	$(29.1)

Denominator:
Basic weighted average number of common shares outstanding for all classes of common shares	47.5	47.0	47.4	46.9
Plus: effect of dilutive equity incentive instruments	1.1	1.1	—	—
Diluted weighted average number of common shares outstanding for all classes of common shares	48.6	48.1	47.4	46.9

Earnings (loss) per share attributable to Quad/Graphics common shareholders:
Basic	$0.51	$0.27	$(0.16)	$(0.62)
Diluted	$0.50	$0.26	$(0.16)	$(0.62)

Cash dividends paid per common share for all classes of common shares	$0.30	$0.30	$0.90	$0.90

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 16. Equity Incentive Programs

The shareholders of the Company approved the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan ("Omnibus Plan") for two complimentary purposes: (1) to attract and retain outstanding individuals to serve as directors, officers and employees and (2) to increase shareholder value. The Omnibus plan provides for an aggregate 7,871,652 shares of class A common stock reserved for issuance under the Omnibus Plan. Awards under the Omnibus Plan may consist of incentive awards, stock options, stock appreciation rights, performance shares, performance share units, shares of class A common stock, restricted stock, restricted stock units, deferred stock units or other stock-based awards as determined by the Company's board of directors. Each stock option granted has an exercise price of no less than 100% of the fair market value of the class A common stock on the date of grant. As of September 30, 2014, there are 1,771,669 shares available for issuance under the Omnibus Plan.

The Company recognizes compensation expense, based on estimated grant date fair values, for all share-based awards issued to employees and non-employee directors, including stock options, performance shares, performance share units, restricted stock, restricted stock units and deferred stock units. The Company recognizes these compensation costs for only those awards expected to vest, on a straight-line basis over the requisite three to four year service period of the awards, except deferred stock units, which are fully vested and expensed on the grant date. The Company estimated the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management's expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

Equity Incentive Compensation Expense

The total compensation expense recognized related to all equity incentive programs was $4.6 million and $13.2 million for the three and nine months ended September 30, 2014, respectively, and $4.2 million and $13.5 million for the three and nine months ended September 30, 2013, respectively, and was recorded in selling, general and administrative expenses in the condensed consolidated statements of operations. Total future compensation expense related to all equity incentive programs granted as of September 30, 2014, is approximately $22.0 million. Estimated future compensation expense is $4.2 million for 2014, $10.7 million for 2015, $6.2 million for 2016 and $0.9 million for 2017.

Net tax expense on equity award activity, shown as tax (expense) benefit on equity award activity in the financing section of the condensed consolidated statements of cash flows, was $0.9 million during the nine months ended September 30, 2014. There were $0.5 million net tax benefits on equity award activity during the nine months ended September 30, 2013.

Stock Options

Options vest over four years, with no vesting in the first year, and one-third vesting upon the second, third and fourth anniversary dates. As defined in the individual grant agreements, acceleration of vesting may occur under a change in control, death, disability or normal retirement of the grantee. Options expire no later than the tenth anniversary of the grant date, 24 months after termination for death, 36 months after termination for normal retirement or disability and 90 days after termination of employment for any other reason. Options are not credited with dividend declarations, except for the November 18, 2011 grants. Stock options are only to be granted to employees.

There were no stock options granted under the Omnibus Plan during the three and nine months ended September 30, 2014 and 2013. Compensation expense recognized related to stock options was $2.0 million and $6.0 million for the three and nine months ended September 30, 2014, respectively, and $2.3 million and $7.1 million for the three and nine months ended September 30, 2013, respectively. Total future compensation expense for all stock options granted as of September 30, 2014, is approximately $1.5 million. Estimated future compensation expense is $1.3 million for 2014 and $0.2 million for 2015.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of the stock option activity for the nine months ended September 30, 2014:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at December 31, 2013	3,759,265	$20.82	5.8	$30.0
Granted	—	—
Exercised	(121,446)	14.12
Cancelled/forfeited/expired	(87,313)	25.16
Outstanding at September 30, 2014	3,550,506	$20.94	5.0	$9.0

Exercisable at September 30, 2014	2,736,182	$21.05	4.8	$6.5

The intrinsic value of options exercisable and options outstanding at September 30, 2014 and December 31, 2013, is based on the fair value of the stock price. All outstanding options are either vested or expected to vest at September 30, 2014.

The following table is a summary of the stock option exercises and vesting activity for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total intrinsic value of stock options exercised	$0.2	$4.7	$1.0	$5.6
Cash received from stock option exercises	0.5	4.8	1.8	6.5
Total grant date fair value of stock options vested	—	—	1.9	1.8

Performance Share and Performance Share Units

Performance share ("PS") and performance share unit ("PSU") awards consist of shares or the rights to shares of the Company's class A common stock which are awarded to employees of the Company. These shares are payable upon the determination that the Company achieved certain established performance targets and can range from 0% to 200% of the targeted payout based on the actual results. Shares awarded in 2013 have a performance period of three years ending December 31, 2015. As set forth in the individual grant agreements, acceleration of vesting may occur under a change in control, death, disability or normal retirement of the grantee. Grantees receiving PS or PSU grants receive full credit for dividends during the vesting period. All such dividends will be paid to the grantee within 45 days of full vesting. Upon vesting, PSUs will be settled either through cash payment equal to the fair market value of the PSUs on the vesting date or through issuance of Company class A common stock. There are no voting rights with these instruments until vesting occurs and a share of stock is issued.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of PS and PSU award activity for the nine months ended September 30, 2014:

	Performance Shares			Performance Share Units
	Shares	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)	Units	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)
Nonvested at December 31, 2013	351,848	$20.39	2.0	16,208	$20.50	2.0
Granted	—	—		—	—
Vested	—	—		—	—
Forfeited	(8,280)	20.39		—	—
Nonvested at September 30, 2014	343,568	$20.39	1.4	16,208	$20.50	1.4

There were no PS or PSU awards granted during the three and nine months ended September 30, 2014. There were no PS or PSU awards granted during the three months ended September 30, 2013. During the nine months ended September 30, 2013, PS awards of 389,930 shares and PSU awards of 16,208 units were granted at a weighted-average grant date fair value of $20.39 and $20.50, respectively. On the grant dates, the target number of shares ("target shares") was granted. During the performance period, the target shares will be earned or forfeited, and additional shares, up to the maximum number of shares, may be granted at the end of the performance period. The potential payouts for nonvested awards at September 30, 2014 range from zero to 719,552 PS or PSU awards should certain performance targets be achieved. PS and PSU awards will vest on March 1, 2016, provided the holder of the share is continuously employed by the Company until the vesting date.

Compensation expense for awards granted is recognized based on the targeted payout of 100%, net of estimated forfeitures. Compensation expense recognized related to PS and PSUs was $0.6 million and $1.6 million for the three and nine months ended September 30, 2014, respectively, and $0.6 million and $1.8 million, for the three and nine months ended September 30, 2013, respectively. Total future compensation expense for all PS and PSUs granted as of September 30, 2014, is approximately $3.3 million. Estimated future compensation expense is $0.6 million for 2014, $2.3 million for 2015 and $0.4 million for 2016.

Restricted Stock and Restricted Stock Units

Restricted stock ("RS") and restricted stock unit ("RSU") awards consist of shares or the rights to shares of the Company's class A common stock which are awarded to employees of the Company. The awards are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. RSU awards are typically granted to eligible employees outside of the United States. As defined in the individual grant agreements, acceleration of vesting may occur under a change in control, death, disability or normal retirement of the grantee. Grantees receiving RS grants are able to exercise full voting rights and receive full credit for dividends during the vesting period. All such dividends will be paid to the RS grantee within 45 days of full vesting. Grantees receiving RSUs granted prior to January 1, 2012 are not entitled to vote and do not earn dividends. Grantees receiving RSUs on or after January 1, 2012 are not entitled to vote but do earn dividends. Upon vesting, RSUs will be settled either through cash payment equal to the fair market value of the RSUs on the vesting date or through issuance of Company class A common stock.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of RS and RSU award activity for the nine months ended September 30, 2014:

	Restricted Stock			Restricted Stock Units
	Shares	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)	Units	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)
Nonvested at December 31, 2013	735,357	$20.88	1.4	49,673	$20.49	1.6
Granted	706,490	23.44		17,767	23.45
Vested	(99,405)	40.42		(4,394)	36.49
Forfeited	(29,801)	19.71		—	—
Nonvested at September 30, 2014	1,312,641	$20.81	1.7	63,046	$20.21	1.5

There were no RS or RSU awards granted during three months ended September 30, 2014. During the nine months ended September 30, 2014, RS awards of 706,490 shares and RSU awards of 17,767 units were granted at a weighted-average grant date fair value of $23.44 and $23.45, respectively. There were no RS or RSU awards granted during the three months ended September 30, 2013. During the nine months ended September 30, 2013, RS awards of 408,146 shares and RSU awards of 32,671 units were granted at a weighted-average grant date fair value of $20.39 and $20.72, respectively. In general, RS and RSU awards will vest on the third anniversary of the grant date, provided the holder of the share is continuously employed by the Company until the vesting date. Compensation expense recognized for RS and RSUs was $2.0 million and $5.0 million for the three and nine months ended September 30, 2014, respectively, and $1.3 million and $3.9 million for the three and nine months ended September 30, 2013, respectively. Total future compensation expense for all RS and RSUs granted as of September 30, 2014, is approximately $17.2 million. Estimated future compensation expense is $2.3 million for 2014, $8.2 million for 2015, $5.8 million for 2016 and $0.9 million for 2017.

Deferred Stock Units

Deferred stock units ("DSU") are awards of rights to shares of the Company's class A common stock and are awarded to non-employee directors of the Company. The following table is a summary of DSU award activity for the nine months ended September 30, 2014:

	Deferred Stock Units
	Units	Weighted-Average Grant Date Fair Value Per Share
Outstanding at December 31, 2013	79,096	$18.95
Granted	26,316	23.45
Dividend equivalents granted	3,916	19.77
Settled	—	—
Forfeited	—	—
Outstanding at September 30, 2014	109,328	$20.06

There were no DSU awards granted during the three months ended September 30, 2014. During the nine months ended September 30, 2014, DSU awards of 26,316 units were granted at a weighted-average grant date fair value of $23.45. There were no DSU awards granted during the three months ended September 30, 2013. During the nine months ended September 30, 2013, DSU awards of 33,115 units were granted at a weighted-average grant date fair value of $20.39. The DSU awards are fully vested

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

on the grant date. Each DSU award entitles the grantee to receive one share of class A common stock upon the earlier of the separation date of the grantee or the second anniversary of the grant date, but could be subject to acceleration for a change in control, death or disability as defined in the individual DSU grant agreement. Grantees of DSU awards may not exercise voting rights, but are credited with dividend equivalents and those dividend equivalents will be converted into additional DSU awards based on the closing price of the class A common stock. Dividend equivalents were granted during the three and nine months ended September 30, 2014 of 1,465 units and 3,916 units, respectively. Dividend equivalents were granted during the three and nine months ended September 30, 2013 of 754 units and 2,640 units, respectively. There was no compensation expense recorded for DSUs during the three months ended September 30, 2014, and $0.6 million of compensation expense was recorded for DSUs during the nine months ended September 30, 2014. There was no compensation expense recorded for DSUs during the three months ended September 30, 2013, and $0.7 million of compensation expense was recorded for DSUs during the nine months ended September 30, 2013. As these awards were fully vested on the grant date, all compensation expense was recognized at the date of grant.

Other information

Authorized unissued shares or treasury shares may be used for issuance under the Company's equity incentive programs. The Company intends to use treasury shares of its class A common stock to meet the stock requirements of its awards in the future.

Note 17. Shareholders' Equity

The Company has three classes of common stock as follows (share data in millions):

		Issued Common Stock
	Authorized Shares	Outstanding	Treasury	Total Issued Shares
Class A common stock ($0.025 par value)	80.0
September 30, 2014		34.6	5.4	40.0
December 31, 2013		33.8	6.2	40.0

Class B common stock ($0.025 par value)	80.0
September 30, 2014		14.2	0.8	15.0
December 31, 2013		14.2	0.8	15.0

Class C common stock ($0.025 par value)	20.0
September 30, 2014		—	0.5	0.5
December 31, 2013		—	0.5	0.5

In accordance with the Articles of Incorporation, each class A common share has one vote per share and each class B and class C common share has ten votes per share on all matters voted upon by the Company's shareholders. Liquidation rights are the same for all three classes of common stock.

The Company also has 0.5 million shares of $0.01 par value preferred stock authorized, of which none were issued at September 30, 2014 and December 31, 2013. The Company has no present plans to issue any preferred stock.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

In accordance with the Articles of Incorporation, dividends are paid equally for class A, class B and class C common shares. The following table details the dividend activity related to the Company's then outstanding shares of class A, class B and class C common stock for the nine months ended September 30, 2014 and 2013:

	Declaration Date	Record Date	Payment Date	Dividend Amount per Share
2014
Q3 2014 Dividend	August 5, 2014	September 8, 2014	September 19, 2014	$0.30
Q2 2014 Dividend	May 19, 2014	June 9, 2014	June 20, 2014	0.30
Q1 2014 Dividend	February 26, 2014	March 12, 2014	March 21, 2014	0.30
2013
Q3 2013 Dividend	August 6, 2013	September 9, 2013	September 20, 2013	$0.30
Q2 2013 Dividend	May 20, 2013	June 10, 2013	June 21, 2013	0.30
Q1 2013 Dividend	March 4, 2013	March 18, 2013	March 29, 2013	0.30

Common Stock and Other Equity and Noncontrolling Interests

Activity impacting the Company's common stock and other equity and noncontrolling interests for the nine months ended September 30, 2014 was as follows:

	Quad/Graphics Common Stock and Other Equity	Noncontrolling Interests
Balance at December 31, 2013	$1,288.9	$(1.3)
Net loss attributable to Quad/Graphics common shareholders	(7.2)	—
Net loss attributable to noncontrolling interests	—	(0.3)
Translation adjustments	(22.8)	—
Dividends declared	(46.5)	—
Stock-based compensation charges	13.2	—
Sale of stock for options exercised	1.8	—
Shares withheld from employees for the tax obligation on equity grants	(1.0)	—
Tax expense on equity award activity	(0.9)	—
Purchase of additional ownership in Morvillo(1)	(1.6)	1.6
Pension and other postretirement benefit plan adjustments, net of tax	(2.8)	—
Balance at September 30, 2014	$1,221.1	$—
______________________________

(1)
With the purchase of additional ownership in Morvillo, the Company adjusted the noncontrolling interest on the condensed consolidated balance sheet, which was in a deficit position due to losses incurred at Morvillo. See Note 2, "Acquisitions and Strategic Investments," for further discussion.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Note 18. Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component, net of tax, for the nine months ended September 30, 2014, were as follows:

	Translation Adjustments	Pension and Other Postretirement Benefit Plan Adjustments	Total
Balance at December 31, 2013	$(43.3)	$37.7	$(5.6)
Other comprehensive loss before reclassifications	(22.8)	—	(22.8)
Amounts reclassified from accumulated other comprehensive loss to net earnings (loss)	—	(2.8)	(2.8)
Net other comprehensive loss	(22.8)	(2.8)	(25.6)
Balance at September 30, 2014	$(66.1)	$34.9	$(31.2)

The changes in accumulated other comprehensive loss by component, net of tax, for the nine months ended September 30, 2013, were as follows:

	Translation Adjustments	Pension and Other Postretirement Benefit Plan Adjustments	Total
Balance at December 31, 2012	$(20.7)	$(39.7)	$(60.4)
Other comprehensive loss before reclassifications	(15.0)	—	(15.0)
Amounts reclassified from accumulated other comprehensive loss to net earnings (loss)	(2.4)	(2.5)	(4.9)
Net other comprehensive loss	(17.4)	(2.5)	(19.9)
Balance at September 30, 2013	$(38.1)	$(42.2)	$(80.3)

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

The details about the reclassifications from accumulated other comprehensive loss to net earnings (loss) for the three and nine months ended September 30, 2014 and 2013, were as follows:

Details about Accumulated Other Comprehensive Loss Components	Three Months Ended September 30,		Nine Months Ended September 30,		Condensed Consolidated Statements of Operations Presentation
	2014	2013	2014	2013
Revaluation gain on sale of businesses	$—	$—	$—	$(2.4)	Selling, general and administrative expenses

Amortization of pension and other postretirement benefit plan adjustments	$(1.5)	$(1.3)	$(4.5)	$(4.1)	Selling, general and administrative expenses
Income tax benefit	0.6	0.5	1.7	1.6	Income tax expense (benefit)
Amortization of pension and other postretirement benefit plan adjustments, net of tax	$(0.9)	$(0.8)	$(2.8)	$(2.5)

Total reclassifications for the period, net of tax	$(0.9)	$(0.8)	$(2.8)	$(4.9)

Note 19. Segment Information

The Company operates primarily in the commercial print portion of the printing industry, with related product and service offerings designed to offer clients complete solutions for communicating their messages to target audiences. The Company's operating and reportable segments are aligned with how the chief operating decision maker of the Company currently manages the business. The Company's reportable and operating segments and their product and service offerings are summarized below:

United States Print and Related Services

The United States Print and Related Services segment is predominantly comprised of the Company's United States printing operations and is managed as one integrated platform. This includes consumer magazines, catalogs, retail inserts, special interest publications, journals, direct mail, books, directories, in-store marketing, packaging, and other commercial and specialty printed products, together with the related service offerings, including marketing strategy, media planning and placement, data insights, response analytics services, creative services, videography, photography, workflow solutions, digital imaging, facilities management services, digital publishing, interactive print solutions including image recognition and near field communication technology, mailing, distribution, logistics, and data optimization and hygiene services. This segment also includes the design, development, manufacture and service of printing-related auxiliary equipment, as well as the manufacture of ink.

International

The International segment consists of the Company's printing operations in Europe and Latin America, including operations in Poland, Argentina, Brazil, Chile, Colombia, Mexico and Peru. This segment provides printed products and related services consistent with the United States Print and Related Services segment, with the exception of printing-related auxiliary equipment, which is included in the United States Print and Related Services segment. Unrestricted subsidiaries as defined in the Senior Unsecured Notes indenture represent less than 2.0% of total consolidated assets as of September 30, 2014 and less than 2.0% of total consolidated net sales for the three and nine months ended September 30, 2014.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Corporate

Corporate consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal and finance. In addition, in 2014 certain costs and earnings of employee retirement plans, such as pension and other postretirement benefits plans, are included in Corporate and not allocated to the operating segments.

The following is a summary of segment information for the three and nine months ended September 30, 2014 and 2013:

	Net Sales		Operating Income/(Loss)	Restructuring, Impairment and Transaction-Related Charges
	Products	Services
Three months ended September 30, 2014
United States Print and Related Services	$966.5	$163.6	$69.4	$9.6
International	101.8	4.5	(2.3)	1.7
Total operating segments	1,068.3	168.1	67.1	11.3
Corporate	—	—	(13.5)	2.8
Total	$1,068.3	$168.1	$53.6	$14.1

Three months ended September 30, 2013
United States Print and Related Services	$952.4	$147.2	$60.5	$19.3
International	102.9	3.5	—	0.6
Total operating segments	1,055.3	150.7	60.5	19.9
Corporate	—	—	(16.1)	7.9
Total	$1,055.3	$150.7	$44.4	$27.8

Nine months ended September 30, 2014
United States Print and Related Services	$2,649.4	$455.2	$106.8	$34.9
International	318.8	14.8	(3.1)	2.4
Total operating segments	2,968.2	470.0	103.7	37.3
Corporate	—	—	(38.6)	8.6
Total	$2,968.2	$470.0	$65.1	$45.9

Nine months ended September 30, 2013
United States Print and Related Services	$2,682.8	$431.9	$108.5	$49.8
International	323.1	8.5	(7.2)	5.6
Total operating segments	3,005.9	440.4	101.3	55.4
Corporate	—	—	(63.0)	27.5
Total	$3,005.9	$440.4	$38.3	$82.9

Restructuring, impairment and transaction-related charges for the three and nine months ended September 30, 2014 and 2013 are further described in Note 3, "Restructuring, Impairment and Transaction-Related Charges," and are included in the operating income/(loss) results by segment above.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

A reconciliation of operating income to earnings (loss) before income taxes and equity in loss of unconsolidated entities as reported in the condensed consolidated statements of operations for the three and nine months ended September 30, 2014 and 2013 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income	$53.6	$44.4	$65.1	$38.3
Less: interest expense	25.1	20.9	69.5	64.1
Less: loss on debt extinguishment	—	—	6.0	—
Earnings (loss) before income taxes and equity in loss of unconsolidated entities	$28.5	$23.5	$(10.4)	$(25.8)

Note 20. Separate Financial Information of Subsidiary Guarantors of Indebtedness

The Senior Unsecured Notes (see Note 10, "Debt") are fully and unconditionally guaranteed, on a joint and several basis, by each of the Company's Guarantor Subsidiaries. The following condensed consolidating financial information reflects the summarized financial information of Quad/Graphics, the Guarantor Subsidiaries on a combined basis and the Company's non-guarantor subsidiaries on a combined basis.

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$479.0	$689.4	$182.2	$(114.2)	$1,236.4

Cost of sales	361.0	574.3	156.3	(114.2)	977.4
Selling, general and administrative expenses	47.1	45.9	14.0	—	107.0
Depreciation and amortization	32.9	41.4	10.0	—	84.3
Restructuring, impairment and transaction-related charges	1.5	8.5	4.1	—	14.1
Total operating expenses	442.5	670.1	184.4	(114.2)	1,182.8
Operating income (loss)	$36.5	$19.3	$(2.2)	$—	$53.6
Interest expense (income)	23.3	(0.3)	2.1	—	25.1
Earnings (loss) before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	13.2	19.6	(4.3)	—	28.5
Income tax expense (benefit)	10.2	(8.2)	1.1	—	3.1
Earnings (loss) before equity in earnings (loss) of consolidated and unconsolidated entities	3.0	27.8	(5.4)	—	25.4
Equity in earnings (loss) of consolidated entities	21.4	1.3	—	(22.7)	—
Equity in earnings (loss) of unconsolidated entities	—	—	(1.0)	—	(1.0)
Net earnings (loss)	$24.4	$29.1	$(6.4)	$(22.7)	$24.4
Net (earnings) loss attributable to noncontrolling interests	—	—	—	—	—
Net earnings (loss) attributable to Quad/Graphics common shareholders	$24.4	$29.1	$(6.4)	$(22.7)	$24.4

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Three Months Ended September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$24.4	$29.1	$(6.4)	$(22.7)	$24.4
Other comprehensive income (loss), net of tax	(23.9)	(1.0)	(22.1)	23.1	(23.9)
Total comprehensive income (loss)	0.5	28.1	(28.5)	0.4	0.5
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	—	—	—
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$0.5	$28.1	$(28.5)	$0.4	$0.5

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$491.1	$723.5	$106.3	$(114.9)	$1,206.0

Cost of sales	372.3	603.1	89.7	(114.9)	950.2
Selling, general and administrative expenses	38.2	54.8	8.6	—	101.6
Depreciation and amortization	33.6	41.3	7.1	—	82.0
Restructuring, impairment and transaction-related charges	3.7	22.7	1.4	—	27.8
Total operating expenses	447.8	721.9	106.8	(114.9)	1,161.6
Operating income (loss)	$43.3	$1.6	$(0.5)	$—	$44.4
Interest expense (income)	19.4	(0.2)	1.7	—	20.9
Earnings (loss) before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	23.9	1.8	(2.2)	—	23.5
Income tax expense (benefit)	18.0	(8.3)	0.7	—	10.4
Earnings (loss) before equity in earnings (loss) of consolidated and unconsolidated entities	5.9	10.1	(2.9)	—	13.1
Equity in earnings (loss) of consolidated entities	7.1	(0.7)	—	(6.4)	—
Equity in earnings (loss) of unconsolidated entities	—	—	(0.5)	—	(0.5)
Net earnings (loss)	$13.0	$9.4	$(3.4)	$(6.4)	$12.6
Net (earnings) loss attributable to noncontrolling interests	—	—	0.4	—	0.4
Net earnings (loss) attributable to Quad/Graphics common shareholders	$13.0	$9.4	$(3.0)	$(6.4)	$13.0

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Three Months Ended September 30, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$13.0	$9.4	$(3.4)	$(6.4)	$12.6
Other comprehensive income (loss), net of tax	1.1	0.2	0.6	(0.7)	1.2
Total comprehensive income (loss)	14.1	9.6	(2.8)	(7.1)	13.8
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	0.3	—	0.3
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$14.1	$9.6	$(2.5)	$(7.1)	$14.1

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Nine Months Ended September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$1,343.5	$1,961.0	$436.5	$(302.8)	$3,438.2

Cost of sales	1,035.0	1,651.8	378.9	(302.8)	2,762.9
Selling, general and administrative expenses	142.3	142.5	26.1	—	310.9
Depreciation and amortization	98.0	130.1	25.3	—	253.4
Restructuring, impairment and transaction-related charges	7.5	25.5	12.9	—	45.9
Total operating expenses	1,282.8	1,949.9	443.2	(302.8)	3,373.1
Operating income (loss)	$60.7	$11.1	$(6.7)	$—	$65.1
Interest expense (income)	64.1	(0.8)	6.2	—	69.5
Loss on debt extinguishment	6.0	—	—	—	6.0
Earnings (loss) before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	(9.4)	11.9	(12.9)	—	(10.4)
Income tax expense (benefit)	8.8	(17.7)	1.2	—	(7.7)
Earnings (loss) before equity in earnings (loss) of consolidated and unconsolidated entities	(18.2)	29.6	(14.1)	—	(2.7)
Equity in earnings (loss) of consolidated entities	11.0	0.4	—	(11.4)	—
Equity in earnings (loss) of unconsolidated entities	—	—	(4.8)		(4.8)
Net earnings (loss)	$(7.2)	$30.0	$(18.9)	$(11.4)	$(7.5)
Net (earnings) loss attributable to noncontrolling interests	—	—	0.3	—	0.3
Net earnings (loss) attributable to Quad/Graphics common shareholders	$(7.2)	$30.0	$(18.6)	$(11.4)	$(7.2)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Nine Months Ended September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$(7.2)	$30.0	$(18.9)	$(11.4)	$(7.5)
Other comprehensive income (loss), net of tax	(25.6)	(1.5)	(23.5)	25.0	(25.6)
Total comprehensive income (loss)	(32.8)	28.5	(42.4)	13.6	(33.1)
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	0.3	—	0.3
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$(32.8)	$28.5	$(42.1)	$13.6	$(32.8)

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Nine Months Ended September 30, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$1,359.0	$2,034.0	$333.0	$(279.7)	$3,446.3

Cost of sales	1,042.1	1,706.4	285.0	(279.7)	2,753.8
Selling, general and administrative expenses	133.6	154.5	24.5	—	312.6
Depreciation and amortization	103.6	132.6	22.5	—	258.7
Restructuring, impairment and transaction-related charges	9.6	61.9	11.4	—	82.9
Total operating expenses	1,288.9	2,055.4	343.4	(279.7)	3,408.0
Operating income (loss)	$70.1	$(21.4)	$(10.4)	$—	$38.3
Interest expense (income)	59.2	(0.2)	5.1	—	64.1
Earnings (loss) before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	10.9	(21.2)	(15.5)	—	(25.8)
Income tax expense (benefit)	29.6	(29.8)	1.5	—	1.3
Earnings (loss) before equity in earnings (loss) of consolidated and unconsolidated entities	(18.7)	8.6	(17.0)	—	(27.1)
Equity in earnings (loss) of consolidated entities	(9.5)	(5.0)	—	14.5	—
Equity in earnings (loss) of unconsolidated entities	—	—	(2.0)	—	(2.0)
Net earnings (loss)	$(28.2)	$3.6	$(19.0)	$14.5	$(29.1)
Net (earnings) loss attributable to noncontrolling interests	—	—	0.9	—	0.9
Net earnings (loss) attributable to Quad/Graphics common shareholders	$(28.2)	$3.6	$(18.1)	$14.5	$(28.2)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Nine Months Ended September 30, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$(28.2)	$3.6	$(19.0)	$14.5	$(29.1)
Other comprehensive income (loss), net of tax	(20.0)	(0.7)	(16.9)	17.7	(19.9)
Total comprehensive income (loss)	(48.2)	2.9	(35.9)	32.2	(49.0)
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	0.8	—	0.8
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$(48.2)	$2.9	$(35.1)	$32.2	$(48.2)

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Balance Sheet
As of September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$12.2	$5.0	$1.6	$—	$18.8
Receivables, less allowances for doubtful accounts	555.6	63.2	148.7	—	767.5
Intercompany receivables	—	708.9	—	(708.9)	—
Inventories	138.6	133.5	76.0	—	348.1
Other current assets	63.1	34.8	17.3	—	115.2
Total current assets	769.5	945.4	243.6	(708.9)	1,249.6

Property, plant and equipment—net	983.6	651.8	286.0	—	1,921.4
Investment in consolidated entities	2,018.3	111.5	—	(2,129.8)	—
Goodwill and intangible assets—net	0.6	909.6	39.5	—	949.7
Intercompany loan receivable	427.0	2.0	—	(429.0)	—
Other long-term assets	46.7	40.9	60.3	—	147.9

Total assets	$4,245.7	$2,661.2	$629.4	$(3,267.7)	$4,268.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$230.5	$70.8	$86.3	$—	$387.6
Intercompany accounts payable	698.5	—	10.4	(708.9)	—
Current portion of long-term debt and capital lease obligations	94.5	4.3	8.6	—	107.4
Other current liabilities	211.1	100.3	56.7	—	368.1
Total current liabilities	1,234.6	175.4	162.0	(708.9)	863.1

Long-term debt and capital lease obligations	1,504.1	8.8	2.0	—	1,514.9
Intercompany loan payable	—	336.2	92.8	(429.0)	—
Other long-term liabilities	285.9	375.4	8.2	—	669.5
Total liabilities	3,024.6	895.8	265.0	(1,137.9)	3,047.5

Total common stock and other equity and noncontrolling interests	1,221.1	1,765.4	364.4	(2,129.8)	1,221.1

Total liabilities and shareholders' equity	$4,245.7	$2,661.2	$629.4	$(3,267.7)	$4,268.6

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Balance Sheet
As of December 31, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$4.8	$3.5	$4.8	$—	$13.1
Receivables, less allowances for doubtful accounts	487.6	86.1	125.2	—	698.9
Intercompany receivables	—	688.5	—	(688.5)	—
Inventories	94.2	121.4	56.9	—	272.5
Other current assets	54.8	22.9	12.1	—	89.8
Total current assets	641.4	922.4	199.0	(688.5)	1,074.3

Property, plant and equipment—net	1,032.2	667.7	225.6	—	1,925.5
Investment in consolidated entities	1,849.8	4.3	—	(1,854.1)	—
Goodwill and intangible assets—net	0.5	954.9	39.5	—	994.9
Intercompany loan receivable	421.6	2.0	—	(423.6)	—
Other long-term assets	37.9	57.1	76.0	—	171.0

Total assets	$3,983.4	$2,608.4	$540.1	$(2,966.2)	$4,165.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$213.0	$97.3	$90.7	$—	$401.0
Intercompany accounts payable	678.8	—	9.7	(688.5)	—
Current portion of long-term debt and capital lease obligations	116.0	6.1	12.5	—	134.6
Other current liabilities	199.0	114.1	40.1	—	353.2
Total current liabilities	1,206.8	217.5	153.0	(688.5)	888.8

Long-term debt and capital lease obligations	1,213.0	5.9	53.3	—	1,272.2
Intercompany loan payable	—	336.2	87.4	(423.6)	—
Other long-term liabilities	276.0	436.3	4.8	—	717.1
Total liabilities	2,695.8	995.9	298.5	(1,112.1)	2,878.1

Total common stock and other equity and noncontrolling interests	1,287.6	1,612.5	241.6	(1,854.1)	1,287.6

Total liabilities and shareholders' equity	$3,983.4	$2,608.4	$540.1	$(2,966.2)	$4,165.7

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2014

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Net cash from operating activities	$12.6	$64.4	$(2.2)	$—	$74.8

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(39.6)	(54.9)	(18.6)	—	(113.1)
Acquisition related investing activities—net of cash acquired	(7.2)	(8.9)	(96.4)	—	(112.5)
Intercompany investing activities	(189.4)	(123.3)	—	312.7	—
Other investing activities	0.2	13.3	(2.2)	—	11.3
Net cash from investing activities	(236.0)	(173.8)	(117.2)	312.7	(214.3)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,047.0	—	—	—	1,047.0
Payments of long-term debt and capital lease obligations	(674.8)	(5.2)	(58.1)	—	(738.1)
Borrowings on revolving credit facilities	912.7	—	97.5	—	1,010.2
Payments on revolving credit facilities	(1,016.3)	—	(92.6)	—	(1,108.9)
Payment of dividends	(43.6)	—	—	—	(43.6)
Intercompany financing activities	20.2	123.9	168.6	(312.7)	—
Other financing activities	(14.4)	(7.9)	—	—	(22.3)
Net cash from financing activities	230.8	110.8	115.4	(312.7)	144.3

Effect of exchange rates on cash and cash equivalents	—	0.1	0.8	—	0.9
Net increase (decrease) in cash and cash equivalents	7.4	1.5	(3.2)	—	5.7
Cash and cash equivalents at beginning of period	4.8	3.5	4.8	—	13.1
Cash and cash equivalents at end of period	$12.2	$5.0	$1.6	$—	$18.8

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Net cash from operating activities	$(21.1)	$205.3	$35.2	$—	$219.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(42.7)	(64.5)	(10.4)	—	(117.6)
Acquisition related investing activities—net of cash acquired	—	(236.9)	—	—	(236.9)
Intercompany investing activities	(261.3)	(136.6)	—	397.9	—
Other investing activities	3.9	4.5	—	—	8.4
Net cash from investing activities	(300.1)	(433.5)	(10.4)	397.9	(346.1)

FINANCING ACTIVITIES
Payments of long-term debt and capital lease obligations	(67.7)	(7.2)	(6.4)	—	(81.3)
Borrowings on revolving credit facilities	1,136.4	—	89.5	—	1,225.9
Payments on revolving credit facilities	(878.7)	—	(93.1)	—	(971.8)
Payment of dividends	(42.0)	—	—	—	(42.0)
Intercompany financing activities	168.6	239.5	(10.2)	(397.9)	—
Other financing activities	7.0	(4.5)	—	—	2.5
Net cash from financing activities	323.6	227.8	(20.2)	(397.9)	133.3

Effect of exchange rates on cash and cash equivalents	—	—	(3.2)	—	(3.2)
Net increase (decrease) in cash and cash equivalents	2.4	(0.4)	1.4	—	3.4
Cash and cash equivalents at beginning of period	3.1	2.5	11.3	—	16.9
Cash and cash equivalents at end of period	$5.5	$2.1	$12.7	$—	$20.3

Note 21. New Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued new guidance on the required disclosures related to an entity’s ability to continue as a going concern. The guidance requires management to evaluate, at each interim and annual reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued, and provide related disclosures. This guidance is effective for annual periods ending after December 15, 2016, and for each annual and interim period thereafter with early adoption permitted. The Company plans to adopt this new guidance effective December 31, 2016. The Company does not believe the adoption of this guidance will have a material impact on the condensed consolidated financial statements.

In June 2014, the FASB issued new guidance on certain share-based payment awards, which clarifies the treatment of performance targets that can be met after the requisite service period of a share-based payment award. Under the new guidance, an entity should treat the performance targets that can be met after the requisite period of service as performance conditions that affect vesting. This guidance is effective for interim and annual periods beginning after December 15, 2015 with early adoption

QUAD/GRAPHICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014
(In millions, except share and per share data and unless otherwise indicated)

permitted. The Company plans to adopt this new guidance effective January 1, 2016. The Company does not believe the adoption of this guidance will have a material impact on the condensed consolidated financial statements.

In May 2014, the FASB issued new guidance on recognizing revenue from contracts with customers. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to the customer in the amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing and uncertainty of the revenue and cash flow arising from contracts with customers. This guidance is effective for interim and annual periods beginning after December 15, 2016 with early adoption not permitted. This guidance allows the option of either a full retrospective adoption, meaning the guidance is applied to all periods presented, or a modified retrospective adoption, meaning the guidance is applied only to the most current period. The Company is currently evaluating the impact of this guidance on the condensed consolidated financial statements and determining which transition method to use.

In April 2014, the FASB issued new guidance on the presentation of discontinued operations, which modifies the requirements for disposals to qualify as discontinued operations and expands related disclosure requirements. This guidance is effective prospectively for interim and annual periods beginning after December 15, 2014, with early adoption permitted for disposals that have not been reported in financial statements previously issued or available for issuance. The Company plans to adopt this new guidance effective January 1, 2015. The adoption of this guidance may impact whether future disposals qualify as discontinued operations and, therefore, could impact the Company’s financial statement presentation and disclosures.

Note 22. Subsequent Events

Declaration of Quarterly Dividend

On November 5, 2014, the Company declared a quarterly dividend of $0.30 per share, which will be paid on December 19, 2014, to shareholders of record as of December 8, 2014.

Partial Redemption of Senior Notes Under Master Note and Security Agreement

The Company redeemed $108.8 million of its senior notes under the master note and security agreement for $109.6 million on October 10, 2014, resulting in a loss on debt extinguishment to be recorded in the fourth quarter of 2014 of $0.8 million plus applicable transaction fees. The Company used its revolving credit facility to effect the redemption. This redemption was primarily completed to reduce interest expense based on current LIBOR rates.